Exhibit 99.1

Company:	Media/Investors:
Robert Farrell	Jonathan Fassberg
Executive Vice President & CFO	The Trout Group
650-244-4990	212-477-9077

FOR IMMEDIATE RELEASE

TITAN PHARMACEUTICALS APPOINTS DR. JOACHIM-FRIEDRICH KAPP TO ITS BOARD OF DIRECTORS

South San Francisco, CA - September 1, 2005 - Titan Pharmaceuticals, Inc. (AMEX: TTP) today announced that Dr. Joachim-Friedrich Kapp has been appointed to the Company’s Board of Directors. Dr. Kapp is currently President, Global Business Unit Specialized Therapeutics, at Schering AG, Germany. Schering AG is Titan’s corporate partner for the development of Spheramine®.

“We are delighted to add Dr. Kapp to our Board of Directors,” stated Dr. Louis R. Bucalo, Chairman, President and CEO of Titan. “We believe that Dr. Kapp’s expertise and experience in pharmaceutical development will be a valuable additional asset to Titan.”

From 1975-1983, Dr. Kapp held positions of increasing responsibility at both Schering AG and its U.S. subsidiary Berlex, eventually being named in 1983 as Head of Schering AG’s Cardiovascular Segment Management. In 1984, Dr. Kapp joined Gödecke AG, a subsidiary of Warner-Lambert, where he ultimately became Head of Research and Development, as well as Vice President and Head, International Clinical Development for Warner-Lambert. In 1991, Dr. Kapp returned to Schering AG where he thereafter was appointed President, GBU Specialized Therapeutics.

Concurrent with Dr. Kapp’s appointment to the Board, Dr. Ernst Afting will be retiring from Titan’s Board of Directors. Dr. Afting will continue to work with Titan as a consultant to the company.

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“I am very pleased to join Titan’s Board of Directors,” said Dr. Kapp. “Titan is an innovative Company with several products in clinical testing. I look forward to working with the Company as it advances its development programs.”

About Titan Pharmaceuticals

Titan Pharmaceuticals, Inc. (AMEX: TTP) is a biopharmaceutical company focused on the development and commercialization of novel treatments for central nervous system disorders, cardiovascular disease, bone disease and other disorders. Titan's products in development utilize novel technologies that have the potential to significantly improve the treatment of these diseases. Titan also establishes partnerships with government institutions and other leading pharmaceutical development companies. For more information, please visit the Company’s website at www.titanpharm.com

The press release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to the Company's development program and any other statements that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of the Company's drug candidates, unexpected adverse side effects or inadequate therapeutic efficacy of the Company's drug candidates that could slow or prevent product development or commercialization, the uncertainty of patent protection for the Company's intellectual property or trade secrets and the Company's ability to obtain additional financing if necessary. Such statements are based on management's current expectations, but actual results may differ materially due to various factors, including those risks and uncertainties mentioned or referred to in this press release.

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